UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ		07310
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 469-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 25, 2013, Verisk Analytics, Inc. (the “Company”) and its wholly-owned subsidiary Insurance Services Office, Inc. (“ISO”), each as co-borrowers, entered into the Second Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”) among the Company, ISO, the guarantors party thereto, and the lenders and agents party thereto. The Second Amendment increased the total revolving credit facility from $850 million to $975 million, extended the maturity date from October 24, 2017 to October 24, 2018, increased the aggregate maximum principal amount from $1,000,000,000 to $1,250,000,000, modified certain covenants, amended the definition of applicable rate and the corresponding pricing grid and provided conditional consent of the lenders to certain contemplated corporate organizational changes. All borrowings under the credit facility shall continue to remain unsecured.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, which is annexed as Exhibit 10.1 and is incorporated by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment dated October 25, 2013 to the Amended and Restated Credit Agreement dated October 25, 2011 among Verisk Analytics, Inc., as co-borrower, Insurance Services Office, Inc., as co-borrower, the guarantors party thereto, and the lenders and agents party thereto.

99.1	Press Release dated October 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: October 28, 2013	By:	/s/ Kenneth E. Thompson
		Name:	Kenneth E. Thompson
		Title:	Executive Vice President, General Counsel and Corporate Secretary